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POSITIVEID CORPORATION

(Name of Registrant as Specified in Its Charter)

______________________________

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January 29, 2016

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder:

A Special Meeting of Stockholders of PositiveID Corporation, or the Company, will be held on February 25, 2016, at 8:00 a.m., Eastern Standard Time, at our principal executive offices located at 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445, to consider and act upon the following matter:

1.	To approve and adopt a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the Company’s authorized capital stock from 1,975,000,000 shares to 3,900,000,000 shares, such that the capital stock of the Company will consist of 3,895,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Proposal”);

Only Stockholders of record on the books of the Company at the close of business on January 8, 2016 (the "Record Date") will be entitled to notice of and vote at the Special Meeting or any adjournment thereof.

Stockholders of record as of the Record Date are encouraged and cordially invited to attend the Special Meeting.

Sincerely,

WILLIAM J. CARAGOL

Chief Executive Officer

IMPORTANT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

INFORMATION STATEMENT

FOR A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 25, 2016

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

In this Information Statement we refer to PositiveID Corp., a Delaware corporation, as the “Company,” “we,” “us,” or “our.”

This Information Statement is being furnished to the stockholders of PositiveID Corp. This Information Statement relates to our proposal to approve and adopt a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the Company’s authorized capital stock from 1,975,000,000 shares to 3,900,000,000 shares, such that the capital stock of the Company will consist of 3,895,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Proposal”). This Proposal will be presented to a special meeting of our stockholders to be held on February 25, 2016 (the “Special Meeting”), as outlined in the Notice of Special Meeting of Stockholders that accompanies this Information Statement.

As of the Record Date, the Majority Stockholders (as defined below) held 4,673,390 shares of our common stock, par value $0.01 per share (the “Common Stock”), and 1,774 shares of our Series I Preferred Stock, par value $0.01 per share (the “Series I Preferred Stock”). The 1,774 Series I shares owned by the Majority Stockholders are convertible into 73,724,263 shares of Common Stock. As each share of our Series I Preferred Stock has the equivalent of 25 votes on each matter submitted to stockholders, the Majority Stockholders’ Series I holdings equal 1,843,106,568 voting shares. In total, the Majority Stockholders’ holdings equal 1,847,779,958 voting shares. There are a total of 2,536,887,012 voting shares. As a result, the Majority Stockholders’ holdings represent approximately 72.8% of the total outstanding voting shares.  Our majority stockholders have indicated that they will vote in favor of the Proposal at the Special Meeting. No other votes are expected to be required or necessary to approve the Proposal, and the Company expects that each matter to be considered at the Special Meeting will be approved.

This Information Statement contains a brief summary of the material aspects of the Proposal which is expected to be approved by the Majority Stockholders.

TABLE OF CONTENTS

Outstanding Shares and Voting Rights		5

Series I Convertible Preferred Stock		6

Series J Convertible Preferred Stock		6

Security Ownership of Certain Beneficial Owners and Management		7
Proposal 1.	Approval and adoption of a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the Company’s authorized capital stock from 1,975,000,000 shares to 3,900,000,000 shares, such that the capital stock of the Company will consist of 3,895,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share	9

Other Matters		12

Annex A		13

OUTSTANDING SHARES AND VOTING RIGHTS

Our Board of Directors (the “Board”) has fixed the close of business on January 8, 2016 as the record date (the “Record Date”) for the determination of the holders of our Common Stock and Series I Preferred Stock entitled to notice of, and to vote at, the Special Meeting.

As of the Record Date, there were 444,451,389 shares of our Common Stock outstanding, and 2,025 shares of Series I Preferred Stock, which are convertible into 83,697,425 shares of common stock, issued and outstanding (the “Series I Conversion Shares”). As each Series I Conversion Share has the equivalent of 25 votes on each matter submitted to stockholders, the holders of the Series I Preferred Stock have control of 2,092,435,623 voting shares.

Our majority stockholders consist of our CEO, acting CFO and Chairman, William J. Caragol, our President, Lyle L. Probst, and our three non-employee directors, Jeffrey Cobb, Michael Krawitz, and Ned L. Siegel (collectively, the “Majority Stockholders”). As of the Record Date,, the Majority Stockholders held 4,673,390 shares of our common stock, par value $0.01 per share (the “Common Stock”), and 1,774 shares of our Series I Preferred Stock, par value $0.01 per share (the “Series I Preferred Stock”). As detailed on page 2, the Majority Stockholders’ holdings represent approximately 72.8% of the total outstanding voting shares.  The Majority Stockholders have indicated that they will vote in favor of the Proposal. If they vote in favor of the Proposal, no other votes are required or necessary to approve the Proposal. The Company expects that each matter to be considered at the Special Meeting will be approved.

The Majority Stockholders have indicated they will attend the Special Meeting either in person or via proxy. The presence of the Majority Stockholders at the Special Meeting will constitute a quorum for the conduct of the Special Meeting. The Majority Stockholders represents a majority of the outstanding voting shares and the number of votes entitled to be cast on the matters to be considered at the Special Meeting.

The Majority Stockholders have indicated they will either in person or via proxy vote their shares “FOR” the approval and adoption of a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the Company’s authorized capital stock from 1,975,000,000 shares to 3,900,000,000 shares, such that the capital stock of the Company will consist of 3,895,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Proposal”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Record Date and Share Ownership

Under our bylaws, the record date can be no more than 60 and no less than 10 days before the Special Meeting. Owners of record of shares of our common stock (and preferred stock, voting on an as-converted basis) at the close of business on January 8, 2016, will be entitled to vote at the Special Meeting or adjournments or postponements thereof. As of January 8, 2016, each owner of record of our common stock is entitled to one vote for each share of common stock so held, and each owner of our Series I Convertible Preferred Stock, par value $0.01 per share (the “Series I Preferred”), is entitled to 25 votes for each share of Series I Preferred so held.

As of the Record Date, there were 444,451,389 shares of common stock and 83,697,425 Series I Conversion Shares outstanding and entitled to vote at the Special Meeting (all such shares outstanding as of the record date being referred to herein as the “shares” and all holders thereof being referred to as our “stockholders”). As each Series I Conversion Share has the equivalent of 25 votes on each matter submitted to stockholders, there are a total of 2,092,435,623 voting shares held by the holders of the Series I Conversion Shares. There are a total of 2,536,887,012 voting shares. A majority of the voting shares must be present, in person or by proxy, to conduct business at the Special Meeting.

For information regarding security ownership by management and by the beneficial owners of more than 5% of our common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

SERIES I CONVERTIBLE PREFERRED STOCK

On September 30, 2013, the Company issued 413 shares of Series I Preferred Stock to the Majority Stockholders and one other executive. On December 31, 2013 and January 14, 2014, an additional 587 shares of Series I were issued for 2013 and 2014 management and director compensation. On January 12, 2015, an additional 625 shares of Series I were issued for 2014 management incentive compensation and 2015 director compensation as well as compensation to one consultant. On December 22, 2015, an additional 400 shares of Series I were issued for 2016 management and director equity compensation. Each of the Series I preferred is convertible into the Company’s Common Stock, at stated value plus accrued dividends, at the closing bid price on the issuance date, any time at the option of the holder and by the Company in the event that the Company’s closing stock price exceeds 400% of the conversion price for twenty consecutive trading days. The Series I Preferred Stock has voting rights equivalent to 25 votes per common share equivalent. As of the Record Date, there were 2,025 shares of Series I Preferred Stock outstanding which means there are 83,697,425 Series I Conversion Shares outstanding and entitled to vote at the Special Meeting. As each Series I Conversion Share has the equivalent of 25 votes on each matter submitted to stockholders, there are a total of 2,092,435,623 voting shares held by the holders of the Series I Conversion Shares.

SERIES J CONVERTIBLE PREFERRED STOCK

On October 21, 2015, the Company entered into an agreement to acquire all of the outstanding capital stock of Thermomedics, Inc., a Nevada corporation (“Thermomedics”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) by and between PositiveID and Sanomedics Inc., a Delaware corporation (“Seller”), the shareholder of Thermomedics (collectively the “Acquisition”). On December 4, 2015, PositiveID entered into a First Amendment to the Stock Purchase Agreement.

Upon the closing of the Acquisition, the Company shall issue 125 shares of Series J Convertible Preferred Stock of PositiveID. As of the Record Date the shares are convertible into 6,053,269 of common stock. The closing of the transaction contemplated by the Purchase Agreement, as amended, is expected to occur in the first or second quarter of 2016 pending the satisfaction by Seller of certain closing conditions.

An additional earn-out payment (the “2016 Earn-Out Payment”) may be earned by the Seller for the fiscal year that will end on December 31, 2016. Such 2016 Earn-Out Payment, if any, will consist of up to 563 shares of Series J Convertible Preferred Stock. Such sum will be due within 90 days of the preparation of the Company 2016 Statement of Operations.

An additional earn-out payment (the “2017 Earn-Out Payment”) may be earned by the Seller for the fiscal year that will end on December 31, 2017. Such 2017 Earn-Out Payment, if any, will consist of up to 563 shares of Series J Convertible Preferred Stock. Such sum will be due within 90 days of the preparation of the Company 2017 Statement of Operations.

Approximately 155 days after the closing, Sanomedics will receive up to 100 shares of Series J Convertible Preferred Stock if the Final Closing Net Working Capital is higher than the Initial Net Working Capital, then promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the parties shall cause the Escrow Agent to release to Seller, an amount in shares of Preferred Stock equal to the amount by which the Final Closing Net Working Capital exceeds the Initial Net Working Capital; provided that, in no event shall more than 100 shares of Preferred Stock be issued to Seller.

Until the one year anniversary of the date of closing, 25 shares of Series J Convertible Preferred Stock will be held back for purposes of potential indemnification of the Company. If no indemnification claims are made, then the 25 shares will be given to the Seller on the one year anniversary of the date of closing.

The Series J Convertible Preferred Stock has 1,700 shares designated and an initial liquidation, or stated, value of $1,000 per share (“Stated Value”). The Stated Value will not be subject to increase without the consent of the holders (each a “Holder” and collectively, the “Holders”) of a majority of the outstanding shares of Series J Convertible Preferred Stock.

Shares of Series J Convertible Preferred Stock are non-voting on any matters requiring shareholder vote and are not entitled to dividends.

At any time after the date of the issuance of shares of Series J Convertible Preferred Stock (each respectively an “Issuance Date”), the Corporation will have the right, at the Corporation’s option, to redeem all or any portion of the shares of Series J Convertible Preferred Stock at a price per share equal to 100% of the Stated Value of the shares being redeemed.

 To convert the shares of the Series J Convertible Preferred Stock into shares of Common Stock on any date following the six month anniversary of the Issuance Date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver) for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion (the “Conversion Notice”) to the Corporation’s designated transfer agent (the “Transfer Agent”) with a copy thereto to the Corporation and (b) surrender to a common carrier for delivery to the Transfer Agent at such time the original certificates representing the shares of the Series J Convertible Preferred Stock being converted (or a letter attesting to their loss, theft or destruction with respect to such shares in the case of their loss, theft or destruction) (the “Series J Certificate”), duly endorsed for transfer. Any conversion will be limited by: (i) Holder may not make more than one conversion every five Trading Days, and (ii) the amount of Conversion Shares at any conversion may not be more than the Conversion Limit (as defined in the Series J Convertible Preferred Stock Certificate of Designation).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as ofJanuary8, 2016, by:

•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January8, 2016 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person’s name. The percentage of beneficial ownership is based on 444,451,389 shares of our common stock outstanding as of January8, 2016 as well as the options, warrants, and Series I Conversion Shares held by such person. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o PositiveID Corporation, 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445. As a result the Company’s issuance of 1,774 shares of Series I Preferred Stock to named executive officers and directors, they have the voting right to 1,847,779,958 voting shares as the result of their Series I and shares of common stock holdings. The percentage of voting rights in the table below does not include options and warrants and does assume that all Series I Conversion Shares are voted in any instance requiring shareholder vote.

The beneficial owners of all issued shares have voting rights over such shares, whether or not such owners have dispositive powers with respect to the shares, and such shares are included in each person’s beneficial ownership amount. For the avoidance of doubt, if a beneficial owner does not have dispositive powers with respect to certain shares, each such person maintains voting control over these shares, and such shares are included in the determination the person’s beneficial ownership amount.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Outstanding Shares (%)	Percent of Voting Rights (%)
Five Percent Stockholders:
William J. Caragol (1)	42,047,358	8.7%	39.3%
Dominion Capital LLC (2)	44,400,694	9.9%	1.0%

Named Executive Officers and Directors:
William J. Caragol (1)	42,047,358	8.7%	39.3%
Lyle L. Probst (3)	18,409,908	4.0%	17.5%
Jeffrey S. Cobb (4)	6,107,202	1.4%	5.4%
Michael E. Krawitz (5)	6,563,832	1.5%	5.9%
Ned L. Siegel (6)	5,404,102	1.2%	4.7%
Executive Officers and Directors as a group (5 persons)(7)	78,532,403	15.2%	72.8%

(1)	Mr. Caragol beneficially owns 42,047,358 shares which include 2,233,416 shares of common stock directly owned by Mr. Caragol. Mr. Caragol has sole dispositive power over 994,500 shares of our common stock. Mr. Caragol lacks dispositive power over 1,238,916 shares which are restricted as to transfer until January 1, 2018. Mr. Caragol owns 956 shares of Series I preferred stock, which may convert to 39,813,942 shares of common stock. The Series I preferred stock vests on January 1, 2018.
(2)	Includes 44,400,694 shares issuable upon conversion of promissory notes, with such notes containing “blocker” provisions limiting conversion to a number shares that would be equal to 9.99% of the Company’s outstanding common stock after giving effect to such conversion. The address of the principal business office of Dominion is 341 West 38th Street, 8th Floor, New York, NY, 10018.
(3)	Includes 611,298 shares of our common stock and 25,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of January 8, 2016. Mr. Probst lacks dispositive power over 244,631 shares, which are restricted until January 1, 2018. Mr. Probst owns 415 shares of Series I preferred stock, which may convert to 17,773,610 shares of common stock. The Series I preferred stock vests on January 1, 2018.
(4)	Includes 574,800 shares of our common stock and 37,750 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of January 8, 2016. Mr. Cobb lacks dispositive power over 60,000 shares, which are restricted until January 1, 2018. Mr. Cobb owns 138 shares of Series I preferred stock, which may convert to 5,494,652 shares of common stock. The Series I preferred stock vests on January 1, 2018.
(5)	Includes 622,800 shares of our common stock and 36,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of January 8, 2016. Mr. Krawitz lacks dispositive power over 100,000 shares, which are restricted until January 1, 2018. Mr. Krawitz owns 151 shares of Series I preferred stock, which may convert to 5,905,032 shares of common stock. The Series I preferred stock vests on January 1, 2018.
(6)	Includes 631,076 shares of our common stock and 36,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of January 8, 2016. Mr. Siegel lacks dispositive power over 120,000 shares, which are restricted until January 1, 2018. Mr. Siegel owns 114 shares of Series I preferred stock, which may convert to 4,737,026 shares of common stock. The Series I preferred stock vests on January 1, 2018.
(7)	Includes shares of our common stock beneficially owned by current executive officers and directors and shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of January 8, 2016, in each case as set forth in the footnotes to this table.

(Proposal 1)

APPROVAL AND ADOPTION OF A CERTIFICATE OF AMENDMENT TO OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), TO INCREASE THE COMPANY’S AUTHORIZED CAPITAL STOCK FROM 1,975,000,000 SHARES TO 3,900,000,000 SHARES, SUCH THAT THE CAPITAL STOCK OF THE COMPANY WILL CONSIST OF 3,895,000,000 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, AND 5,000,000 SHARES OF PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

Our second amended and restated certificate of incorporation, as amended, provides that the total number of shares of capital stock that we have the authority to issue is 1,975,000,000 shares of capital stock, of which 1,970,000,000 are common stock, par value $0.01 per share. On November 19, 2015, our Board adopted a resolution recommending that the stockholders approve and adopt an amendment to our second amended and restated certificate of incorporation, as amended, to increase the authorized number of shares of our capital stock from 1,975,000,000 shares to 3,900,000,000 shares, such that the capital stock of the company will consist of 3,895,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The rationale for the increase in authorized shares is primarily related to the need to provide contractual reserves supporting a three hundred percent (300%) reserve requirement on convertible notes. The Company increased its authorized capital stock from 475,000,000 to 1,975,000,000 over the course of five months (December 8, 2014 to April 30, 2015). The Company issued six million dollars ($6,000,000) in convertible notes in 2015 which are convertible into approximately 500,000,000 shares of common stock. Therefore, the reserve requirement is approximately 1,500,000,000 shares of common stock.

We expect to continue to use convertible notes as a significant source of our funding for the next twelve (12) months. The management of the Company will continue to strive to reduce and ultimately eliminate the need for convertible note financing.

A copy of the proposed amendment to our second amended and restated certificate of incorporation, as amended, is attached to this information statement as Annex A.

As of the Record Date, our capitalization was as follows:

Shares of our common stock authorized for issuance	1,970,000,000

Shares of our common stock issued and outstanding as of the Record Date	444,451,389

Shares of our common stock issuable upon the exercise of outstanding stock options having a weighted exercise price of $0.75 per share, under and outside of our stock plans	64,596,288

Shares of our common stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $0.07 per share	13,490,000

Shares of our common stock held in reserve for convertible notes *	1,320,371,751

Shares of our common stock issuable upon conversion of Series I Convertible Preferred Stock	83,697,425

Shares of our common stock issuable upon conversion of Series J Convertible Preferred Stock **	6,053,269

Total number of shares available for issuance as of the Record Date	43,393,147

* These numbers reflect current contractually reserved shares held for future conversions of existing convertible notes. Most convertible notes require that share reserves be established equal to between three to four times the number of shares to be issued upon conversion, based on current market prices of our common stock.   ** 125 shares of Series J Preferred Stock have been issued and are being held in escrow pursuant to the terms of the First Amendment to the Stock Purchase Agreement with Sanomedics Inc., the shareholder of Thermomedics, Inc. The amount of Series J Convertible Preferred Stock, if any, to be issued pursuant to the 2016 and 2017 “Earn-Out Payment”, is unknown at this time. An “Earn-Out Payment”, if any, will consist of twenty five percent (25%) cash (up to One Hundred Eighty Seven Thousand Dollars ($187,000)) and seventy five percent (75%) shares of preferred stock of the Buyer (up to 563 shares of Series J Convertible Preferred Stock of the Buyer). The Earn-Out Payment will be calculated based on the audited statement of operations of the Company for the year that will end on December 31, 2016 and 2017, respectively   The actual amount of the “Earn-Out Payment” for fiscal year 2016 will be equal to (i) the amount by which the revenues shown on the Company 2016 Statement of Operations exceeds One Million Dollars ($1,000,000) (ii) multiplied by 3, which amount shall in no event exceed the 2016 Threshold Earn-Out Amount. The actual amount of the “Earn-Out Payment” for fiscal year 2017 will be equal to (i) the amount by which the revenues shown on the Company 2017 Statement of Operations exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (ii) multiplied by 2.5, which amount shall in no event exceed the 2017 Threshold Earn-Out Amount. The 2017 Threshold Earn-Out Amount shall be increased by an amount equal to the 2016 Threshold Earn-Out Amount less the actual 2016 Earn-Out Payment earned by, and paid to, Seller. In the event that the 2016 Threshold Earn-Out Amount does not exceed the actual 2016 Earn-Out Payment earned by, and paid to, Seller, no adjustments shall be made to the 2017 Threshold Earn-Out Amount.

Our Board believes that the increased number of authorized shares of common stock contemplated by the proposed amendment is desirable to provide us with the flexibility to meet our business needs as they arise, to take advantage of favorable opportunities and to respond to a changing environment, and is in the best interests of the Company and its stockholders.

In addition, our Board believes that the increased number of authorized shares of common stock contemplated by the proposed amendment is desirable so that we may issue additional shares from time to time, without further action or authorization by the stockholders (except as required by law), if needed for such corporate purposes as may be determined by the Board. Such corporate purposes might include the acquisition of other businesses in exchange for shares of our stock; flexibility for possible future financings; and attracting and retaining valuable employees and directors through the issuance of additional stock options or other equity awards. The Board of Directors considers the authorization of additional shares advisable to ensure prompt availability of shares for issuance should the occasion arise.

While we do not believe the amount of proceeds will change, the type of security being offered may take the form of a common equity, preferred equity, or debt security convertible into common stock, plus warrants similar to the units offering. Due to our current financial position, it is imperative that we complete one or more additional financings, however, at the current time we do not have a sufficient number of authorized shares to permit us to conduct this offering or any similar offering. As discussed below, depending on the number of shares of our common stock that we issue pursuant to any offering, it could have a significant dilutive effect on our stockholders. Any shares we may issue will likely vary based on our stock price. If our stock price continues to decline, the dilution to our existing stockholders will become significantly larger.

After amendment to our certificate of incorporation to approve an increase in the number of authorized shares of our capital stock, our capitalization would be as follows:

Shares of our common stock authorized for issuance	3,895,000,000

Shares of our common stock issued and outstanding as of the Record Date	444,451,389

Shares of our common stock issuable upon the exercise of outstanding stock options having a weighted exercise price of $0.75 per share, under and outside of our stock plans	64,596,288

Shares of our common stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $0.07 per share	13,490,000

Shares of our common stock held in reserve for convertible notes *	1,320,371,751

Shares of our common stock issuable upon conversion of Series I Convertible Preferred Stock	83,697,425

Shares of our common stock issuable upon conversion of Series J Convertible Preferred Stock **	6,053,269

Total number of shares available for issuance as of the Record Date	1,968,393,147

* These numbers reflect current contractually reserved shares held for future conversions of existing convertible notes. Most convertible notes require that share reserves be established equal to between three to four times the number of shares to be issued upon conversion, based on current market prices of our common stock.

** 125 shares of Series J Preferred Stock have been issued and are being held in escrow pursuant to the terms of the First Amendment to the Stock Purchase Agreement with Sanomedics Inc., the shareholder of Thermomedics, Inc. The amount of Series J Convertible Preferred Stock, if any, to be issued pursuant to the 2016 and 2017 “Earn-Out Payment”, is unknown at this time. An “Earn-Out Payment”, if any, will consist of twenty five percent (25%) cash (up to One Hundred Eighty Seven Thousand Dollars ($187,000)) and seventy five percent (75%) shares of preferred stock of the Buyer (up to 563 shares of Series J Convertible Preferred Stock of the Buyer). The Earn-Out Payment will be calculated based on the audited statement of operations of the Company for the year that will end on December 31, 2016 and 2017, respectively

The actual amount of the “Earn-Out Payment” for fiscal year 2016 will be equal to (i) the amount by which the revenues shown on the Company 2016 Statement of Operations exceeds One Million Dollars ($1,000,000) (ii) multiplied by 3, which amount shall in no event exceed the 2016 Threshold Earn-Out Amount. The actual amount of the “Earn-Out Payment” for fiscal year 2017 will be equal to (i) the amount by which the revenues shown on the Company 2017 Statement of Operations exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (ii) multiplied by 2.5, which amount shall in no event exceed the 2017 Threshold Earn-Out Amount. The 2017 Threshold Earn-Out Amount shall be increased by an amount equal to the 2016 Threshold Earn-Out Amount less the actual 2016 Earn-Out Payment earned by, and paid to, Seller. In the event that the 2016 Threshold Earn-Out Amount does not exceed the actual 2016 Earn-Out Payment earned by, and paid to, Seller, no adjustments shall be made to the 2017 Threshold Earn-Out Amount.

Although an increase in the authorized shares of our common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our Board of Directors to recommend or implement a series of anti-takeover measures.

Possible Dilutive Effects of the Amendment

If the amendment to the Certificate of Incorporation is approved, the additional authorized shares would be available for issuance at the discretion of our Board of Directors and without further stockholder approval. The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding. Holders of our common stock have no preemptive rights.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity (deficit) and voting rights. Furthermore, future sales of substantial amounts of our common stock, or the perception that these sales might occur, could adversely affect the then prevailing market price of our common stock or limit our ability to raise additional capital. Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the Company than they presently own.

Amended Certificate of Incorporation

The increase in the number of authorized shares of our common stock shall be changed by amendment to Article Four of our Second Amended and Restated Certificate of Incorporation, as amended. If our stockholders approve the proposed amendment, we will file the amendment to our Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware after the Special Meeting. A copy of the proposed amendment to our Second Amended and Restated Certificate of Incorporation, as amended, is attached to this information statement as Annex A.

Dissenter’s Rights of Appraisal

Neither the DGCL nor our Second Amended and Restated Certification of Incorporation or Bylaws provide our stockholders with dissenters’ or appraisal rights in connection with this proposal.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote FOR the approval and adoption of a certificate of amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the “certificate of incorporation”), to increase the Company’s authorized capital stock from 1,975,000,000 shares to 3,900,000,000 shares, such that the capital stock of the company will consist of 3,895,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

OTHER MATTERS

Multiple Stockholders Sharing the Same Address.  Regulations regarding the delivery of copies of information materials and annual reports to stockholders permit us, banks, brokerage firms and other nominees to send one annual report and information statement to multiple stockholders who share the same address under certain circumstances, unless contrary instructions are received from stockholders. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to request delivery of a single copy of annual reports or information statements or to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a stockholder wishes to receive a separate information statement for the Special Meeting of Stockholders, the stockholder may receive printed copies by contacting PositiveID Corporation, Attention: Allison Tomek, Investor Relations, 1690 S. Congress Ave., Suite 201, Delray Beach, Florida 33445 by mail.

Any stockholders of record sharing an address who now receive multiple copies of our annual reports and information statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and information statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

The Information Statement has been approved by our Board of Directors and is being mailed and delivered to stockholders by its authority.

WILLIAM J. CARAGOL

Chief Executive Officer

Delray Beach, Florida

January 29, 2016

ANNEX A

FORM OF SEVENTH CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,

AS PREVIOUSLY AMENDED,

OF

POSITIVEID CORPORATION

PositiveID Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, through its duly authorized officer and by authority of its Board of Directors, does hereby certify that:

1.     The name of the corporation (hereinafter called the “Corporation”) is PositiveID Corporation, formerly known as VeriChip Corporation.  The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 29, 2001.

2.     The Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the “Certificate of Amendment”) to the Second Amended and Restated Certificate of Incorporation, as previously amended (the “Certificate of Incorporation”), declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation be amended by changing the first paragraph of Article numbered “IV” so that, as amended, said paragraph shall be and read as follows:

“The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 3,900,000,000 shares, consisting of 3,895,000,000 shares of common stock, par value $0.01 per share (the “ Common Stock ”), and 5,000,000 shares of preferred stock, par value $0.01 per shares (the “ Preferred Stock ”).”

3. The stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware, by written consent of the holders of the number of shares of voting stock required to approve the action at a meeting, approved the amendment.

4. The foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

NOW, THEREFORE, the Corporation has caused this Certificate of Amendment to be signed this ____ day of ____, 2016.

POSITIVEID CORPORATION

By:
Name:
Title: